UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 25, 2011

Vail Resorts, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-09614	51-0291762
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

390 Interlocken Crescent Broomfield, Colorado		80021
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:		(303) 404-1800

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 25, 2011, The Vail Corporation (“Vail Corp.”), a wholly-owned subsidiary of Vail Resorts, Inc. (the "Company"), amended and restated its senior credit facility.  Key modifications to the senior credit facility included, among other things, the extension of the maturity on the revolving credit facility from February 2012 to January 2016 (subject to the repayment or refinancing of the Company’s 6-¾% Senior Subordinated Notes by November 21, 2013); increased grid pricing for interest rate margins (currently, under the amended credit facility, at LIBOR plus 1.75%) and commitment fees (currently, under the amended credit facility, at 0.35%); the expansion of baskets for improved flexibility in the Company's ability to incur debt and make acquisitions, investments and distributions;  and the elimination of certain financial covenants.  In addition, under the amended credit facility, Vail Corp. has the ability to increase availability under the revolver to $500 million (subject to the Company meeting all financial covenants and compliance restrictions) or add term loans to the credit facility such that the total commitments together with the aggregate principal amount of the term loans under the credit agreement do not exceed $500 million.

The amended credit facility is now referred to as the Fifth Amended and Restated Credit Agreement ("Credit Agreement") between Vail Corp., Bank of America, N.A., as administrative agent, U.S. Bank National Association and Wells Fargo Bank, National Association as co-syndication agents, JPMorgan Chase Bank, N.A. and Deutsche Bank Securities Inc. as Co-Documentation Agents and the Lenders party thereto, and consists of a $400 million revolving credit facility.  Vail Corp.'s obligations under the Credit Agreement are guaranteed by the Company and certain of its subsidiaries and are collateralized by a pledge of all of the capital stock of Vail Corp. and substantially all of its subsidiaries (with certain additional exceptions for the pledge of the capital stock of foreign subsidiaries).  The proceeds of loans made under the Credit Agreement may be used to fund the Company's working capital needs, capital expenditures, acquisitions, investments and other general corporate purposes, including the issuance of letters of credit.  The Credit Agreement matures January 2016 (subject to the repayment or refinancing of the Company’s 6-¾% Senior Subordinated Notes by November 21, 2013).  Borrowings under the Credit Agreement bear interest annually at a rate of (i) LIBOR plus a margin or (ii) the Agent's prime lending rate.  Interest rate margins may fluctuate based upon the ratio of the Company's Net Funded Debt to Adjusted EBITDA on a trailing four-quarter basis.  The Credit Agreement also includes a quarterly unused commitment fee, which is equal to a percentage determined by the Net Funded Debt to Adjusted EBITDA ratio, as each such term is defined in the Credit Agreement, times the daily amount by which the Credit Agreement commitment exceeds the total of outstanding loans and outstanding letters of credit.  The unused amounts are accessible to the extent that the Net Funded Debt to Adjusted EBITDA ratio does not exceed the maximum ratio allowed at quarter-ends and the Adjusted EBITDA to interest on Funded Debt (as defined in the Credit Agreement) ratio does not fall below the minimum ratio allowed at quarter-ends.  The Credit Agreement provides for affirmative and negative covenants that restrict, among other things, the Company's ability to incur indebtedness, dispose of assets, make capital expenditures, make distributions and make investments.  In addition, the Credit Agreement includes the following restrictive financial covenants: Net Funded Debt to Adjusted EBITDA ratio and Adjusted EBITDA to interest on Funded Debt ratio.

The foregoing description of the Credit Agreement is qualified in its entirety by the Credit Agreement, a copy of which is attached as Exhibit 10.1 to this current report.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 is incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description
10.1
Fifth Amended and Restated Credit Agreement dated as of January 25, 2011 among The Vail Corporation (d/b/a Vail Associates, Inc.), as borrower, Bank of America, N.A., as Administrative Agent, U.S. Bank National Association and Wells Fargo Bank, National Association as co-syndication agents, JPMorgan Chase Bank, N.A. and Deutsche Bank Securities Inc. as Co-Documentation Agents and the Lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 28, 2011		Vail Resorts, Inc.
	By:	/s/ Jeffrey W. Jones
Jeffrey W. Jones
Co-President and Chief Financial Officer